Exhibit 99.1

August 31, 2012	PRESS RELEASE

BankGuam Holding Company

Declares 3rd Quarter Dividends

BankGuam Holding Company (OTCBB:BKGMF), announced that its Board of Directors declared a quarterly cash dividend of $0.125 per share at the Board’s regular meeting held on Monday, August 27, 2012. The dividend will be paid on September 28, 2012 to shareholders of record on September 17, 2012.

“The continuing strength and solid performance of Bank of Guam® has allowed us to pay dividends to our shareholders as we have since 1976,” explained President and Chair of the Board, Lourdes (Lou) A. Leon Guerrero.

CONTACT: BankGuam Holding Company

William D. Leon Guerrero, EVP and COO

(671) 472-5273